Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Connie Wang, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Vail Resorts Reports Third Quarter Fiscal 2026 Results, Provides Updated Fiscal 2026 Guidance and Provides Early Season Pass Sales Results
BROOMFIELD, Colo. - June 8, 2026 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2026 ended April 30, 2026, updated fiscal 2026 guidance and provided early season pass sales results.
Highlights
•Q3 fiscal 2026 net income attributable to Vail Resorts, Inc. was $314.4 million compared to $389.7 million in the prior year.
•Q3 fiscal 2026 Resort Reported EBITDA was $586.4 million compared to $647.7 million in the prior year.
•The Company reduced its fiscal 2026 guidance, in line with the update provided in April, and is now expecting net income attributable to Vail Resorts, Inc. of $128 million to $162 million and Resort Reported EBITDA of $735 million to $755 million.
•Pass product unit sales through May 26, 2026 for the upcoming 2026/2027 North American ski season decreased approximately 10%, days sold decreased approximately 8% and sales dollars, inclusive of sales and admissions taxes, decreased approximately 5%, as compared to the prior year period through May 27, 2025.
•The Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts' common stock that will be payable on July 9, 2026 to shareholders of record as of June 25, 2026.
Commenting on the Company’s fiscal 2026 third quarter results, Rob Katz, Chief Executive Officer said, “Weather conditions remained extremely unfavorable in the third quarter, adding to what had already been one of the most challenging winters in history across the western U.S., driving continued pressure on visitation and revenue in the quarter, particularly at our destination resorts in the Rockies. While these dynamics negatively impacted results, our advance commitment model provided considerable stability and strong cost discipline kept us on track to exceed our resource efficiency transformation plan savings for the year. At the same time, our continued investments in talent, technology and resort operations drove record guest satisfaction scores and strong employee engagement. Despite the weather challenges of the past year, our strategic focus remains unchanged, and we are pleased with the progress we made this year. The new lift ticket products and strategic shifts in our marketing approach showed early positive results this past season, with our lift ticket visitation meaningfully outperforming the industry based on preliminary data, including in the Rockies, and we continued to make significant strides in enhancing the guest experience.
“Looking ahead, we see significant opportunity to further elevate the guest experience across our resorts through continued investments in lifts, snowmaking, terrain and our talent, while leveraging the scale and strength of our integrated network to implement new technologies and enhance key elements of the guest experience. We have key initiatives underway in our gear, ski school and dining businesses, as well as every facet of guest engagement and communication, and will share updates on these efforts in the upcoming months. Together, these initiatives will play an important role in driving future visitation growth and long-term value creation.”
Third Quarter Operating Results
•Resort Net Revenue decreased $90.4 million, or 7.0%, compared to the prior year, primarily driven by unfavorable weather conditions that impacted visitation and revenue for both local and destination guests, particularly at the Rockies and Tahoe resorts. Compared to the prior year, total lift revenue declined 5%, despite visitation being down 15%, primarily as a result of 2025/2026 North American Pass Sales increasing 3% heading into the season.
•Resort Reported EBITDA decreased $61.3 million, or 9.5%, compared to the prior year, which was primarily driven by the weather-related headwinds, and were partially offset by disciplined cost management and continued resource efficiency transformation cost savings.
Fiscal Year 2026 Guidance
Due to the historically challenging weather conditions in the western U.S. that persisted through the third quarter, which negatively impacted demand, the Company is reducing its fiscal 2026 guidance. The Company now expects fiscal 2026 Net Income and Resort EBITDA as follows:
•Net income attributable to Vail Resorts, Inc. of $128 million to $162 million.
•Resort Reported EBITDA of $735 million to $755 million.
•Resource efficiency transformation plan remains on track to achieve an incremental $45 million of efficiencies over the prior year, before one-time costs, and the Company now expects to deliver $106 million of annualized cost efficiencies, representing a $6 million increase above the original two-year plan. Revised Fiscal 2026 Resort EBITDA guidance includes an estimated $13 million of one-time costs in support of the Company’s resource efficiency transformation plan.

The updated guidance also assumes (1) normal weather conditions and operations throughout the Australian ski season and North American summer season; (2) a continuation of the current economic environment; and (3) foreign currency exchange rates as of June 8, 2026, including an exchange rate of $0.72 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.70 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.26 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun and Crans Montana in Switzerland, and does not include any potential impacts related to future fluctuations in foreign currency exchange rates, which may be impacted by tariffs, trade disputes, or other factors.
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2026 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2026 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2026
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$128,000	$162,000
Net income attributable to noncontrolling interests	27,000	21,000
Net income	155,000	183,000
Provision for income taxes (1)	55,000	65,000
Income before income taxes	210,000	248,000
Depreciation and amortization	303,000	299,000
Interest expense, net	207,000	203,000
Other (2)	19,000	11,000
Total Reported EBITDA	$739,000	$761,000

Mountain Reported EBITDA (3)	$721,000	$739,000
Lodging Reported EBITDA (4)	14,000	16,000
Resort Reported EBITDA (5)	735,000	755,000
Real Estate Reported EBITDA	4,000	6,000
Total Reported EBITDA	$739,000	$761,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $24 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $3 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

Season Pass Sales
    Pass product units sold through May 26, 2026 for the upcoming North American ski season decreased approximately 10%, days sold1 decreased approximately 8% and sales dollars2, inclusive of sales and admissions taxes, decreased approximately 5%, as compared to the prior year period through May 27, 2025. The decline in performance-to-date reflects softer demand following one of the worst snowfall years in history in the western U.S., most evident in weaker trends across weather-impacted markets such as Colorado, Utah and Lake Tahoe, and among Destination guests who typically visit the Rockies, relative to much stronger performance in the East and at Whistler Blackcomb.
The Company is seeing encouraging guest response to its new Young Adult pass products that are solidly outperforming other age groups, in addition to Unlimited pass products solidly outperforming frequency products, underscoring sustained demand for core high-value products.
Commenting on the Company’s season pass sales for the upcoming North American ski season, Katz said, “While any decline in pass sales is disappointing, it is not surprising given the severity of this past season’s conditions and we are encouraged that third-party data indicates our spring pass results are meaningfully outperforming others in the industry during this period. We believe the challenging conditions have delayed purchase decisions, creating the opportunity for improved pass performance in the Fall selling season and/or ultimately through lift ticket purchases during next season. Historical U.S. ski market data indicates that visitation typically fully recovers following a season with poor conditions if the subsequent season has normal conditions, and we believe we are well positioned to capture that visitation with the pass and lift ticket product and marketing strategies we have developed. That said, given how anomalous this past season was, there remains continued uncertainty around how the full pass selling season and next season’s visitation will ultimately unfold. We will provide more information about pass sales results and our thoughts on next season in our Q4 earnings release in September.”
Epic Australia Pass sales through May 27, 2026 increased approximately 26% in units and approximately 31% in sales dollars as compared to the period in the prior year through May 28, 2025.
1 Days sold measures an estimate of how many days of access are sold, calculated by assigning a number of days to each pass unit and assumes a blended estimate of 8 days sold to unlimited passes and actual number of access days purchased for frequency products.
2 Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.72 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
Liquidity and Return of Capital
Despite difficult conditions this year, the Company remains confident in its long-term cash flow generation strength and its stable business model.

•As of April 30, 2026, the Company's total liquidity as measured by total cash plus revolver availability was approximately $1.1 billion.
•Net Debt was 3.5 times trailing twelve months Total Reported EBITDA.
•The Board of Directors declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be payable on July 9, 2026 to shareholders of record as of June 25, 2026.
•The Company reaffirmed its calendar 2026 capital plan of approximately $215 million to $220 million in core capital, consistent with its long-term capital investment guidance. Including growth capital investments, at the Company’s European resorts and in support of Resource Efficiency Transformation and real estate planning projects, the Company plans to invest a total of approximately $234 million to $239 million in calendar year 2026.
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. Eastern time to discuss the financial results. The call will be webcast and can be accessed at investors.vailresorts.com, or dial (800) 225-9448 (U.S. and Canada) or +1 (203) 518-9708 (international). The conference ID is MTNQ326. A replay of the conference call will be available two hours following the conclusion of the conference call through June 15, 2026, at 11:59 p.m. Eastern time. To access the replay, dial (800) 757-4770 (U.S. and Canada) or +1 (402) 220-7228 (international). The conference call will also be archived at https://investors.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 240 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding expected fiscal years 2026 and 2027 and calendar years 2026 and 2027 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; our expectations related to our pass and lift ticket products and initiatives; capital investment projects; our calendar year 2026 capital plans; our expectations and anticipated benefits of our capital structure; our expectations related to our key initiatives and strategies; our anticipated drivers of visitation and value creation; and our expectations regarding our Resource Efficiency Transformation plan. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of climate change, natural disasters or other events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our sustainability practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e., Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2026	2025	2026	2025
Net revenue:
Mountain and Lodging services and other	$1,043,884	$1,115,031	$2,160,491	$2,259,172
Mountain and Lodging retail and dining	161,209	180,412	399,441	433,537
Resort net revenue	1,205,093	1,295,443	2,559,932	2,692,709
Real Estate	82	115	204	349
Total net revenue	1,205,175	1,295,558	2,560,136	2,693,058
Segment operating expense:
Mountain and Lodging operating expense	459,875	483,161	1,214,221	1,245,010
Mountain and Lodging retail and dining cost of products sold	56,701	59,206	143,471	156,164
General and administrative	102,559	106,011	334,601	327,408
Resort operating expense	619,135	648,378	1,692,293	1,728,582
Real Estate operating expense	1,475	1,662	4,768	4,911
Total segment operating expense	620,610	650,040	1,697,061	1,733,493
Other operating (expense) income:
Depreciation and amortization	(77,219)	(76,067)	(224,686)	(221,963)
Gain on sale of real property	400	7,898	11,458	24,404
Change in estimated fair value of contingent consideration	(13,500)	(1,900)	(14,439)	(4,079)
(Loss) gain on disposal of fixed assets and other, net	(118)	2,323	(6,053)	1,087
Income from operations	494,128	577,772	629,355	759,014
Mountain equity investment income, net	458	666	389	3,562
Investment income and other, net	2,620	3,154	9,168	8,668
Foreign currency (loss) gain on intercompany loans	(34)	1,702	84	53
Interest expense, net	(51,318)	(41,905)	(152,081)	(127,372)
Income before provision for income taxes	445,854	541,389	486,915	643,925
Provision for income taxes	(105,631)	(130,073)	(117,303)	(157,645)
Net income	340,223	411,316	369,612	486,280
Net income attributable to noncontrolling interests	(25,788)	(21,576)	(31,922)	(25,419)
Net income attributable to Vail Resorts, Inc.	$314,435	$389,740	$337,690	$460,861
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$8.82	$10.47	$9.44	$12.33
Diluted net income per share attributable to Vail Resorts, Inc.	$8.81	$10.46	$9.43	$12.32
Cash dividends declared per share	$2.22	$2.22	$6.66	$6.66
Weighted average shares outstanding:
Basic	35,633	37,241	35,765	37,365
Diluted	35,686	37,277	35,811	37,412

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2026	2025	2026	2025
Other Data:
Mountain Reported EBITDA	$579,611	$635,437	$859,194	$948,991
Lodging Reported EBITDA	6,805	12,294	8,834	18,698
Resort Reported EBITDA	586,416	647,731	868,028	967,689
Real Estate Reported EBITDA	(993)	6,351	6,894	19,842
Total Reported EBITDA	$585,423	$654,082	$874,922	$987,531
Mountain stock-based compensation	$6,520	$6,058	$18,033	$18,424
Lodging stock-based compensation	865	844	2,433	2,564
Resort stock-based compensation	7,385	6,902	20,466	20,988
Real Estate stock-based compensation	58	65	179	196
Total stock-based compensation	$7,443	$6,967	$20,645	$21,184

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2026	2025	(Decrease)	2026	2025	(Decrease)
Net Mountain revenue:
Lift	$729,378	$770,259	(5.3)%	$1,404,948	$1,455,600	(3.5)%
Ski school	141,758	160,243	(11.5)%	270,269	300,091	(9.9)%
Dining	99,142	110,972	(10.7)%	203,554	222,507	(8.5)%
Retail/rental	104,211	113,678	(8.3)%	261,014	278,363	(6.2)%
Other	55,289	57,397	(3.7)%	187,536	192,378	(2.5)%
Total Mountain net revenue	1,129,778	1,212,549	(6.8)%	2,327,321	2,448,939	(5.0)%
Mountain operating expense:
Labor and labor-related benefits	238,346	256,343	(7.0)%	614,110	639,363	(3.9)%
Retail cost of sales	29,744	30,617	(2.9)%	78,851	86,121	(8.4)%
Resort related fees	55,604	55,727	(0.2)%	106,785	107,330	(0.5)%
General and administrative	89,335	90,678	(1.5)%	292,278	281,588	3.8%
Other	137,596	144,413	(4.7)%	376,492	389,108	(3.2)%
Total Mountain operating expense	550,625	577,778	(4.7)%	1,468,516	1,503,510	(2.3)%
Mountain equity investment income, net	458	666	(31.2)%	389	3,562	(89.1)%
Mountain Reported EBITDA	$579,611	$635,437	(8.8)%	$859,194	$948,991	(9.5)%

Total skier visits	7,276	8,609	(15.5)%	14,797	16,912	(12.5)%
ETP	$100.24	$89.47	12.0%	$94.95	$86.07	10.3%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2026	2025	(Decrease)	2026	2025	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,861	$15,104	(14.9)%	$54,049	$56,618	(4.5)%
Managed condominium rooms	28,345	32,634	(13.1)%	64,124	71,413	(10.2)%
Dining	13,816	14,870	(7.1)%	46,577	48,576	(4.1)%
Transportation	5,200	6,743	(22.9)%	11,413	13,784	(17.2)%
Golf	—	—	nm	8,468	8,131	4.1%
Other	9,981	9,308	7.2%	34,661	34,109	1.6%
	70,203	78,659	(10.8)%	219,292	232,631	(5.7)%
Payroll cost reimbursements	5,112	4,235	20.7%	13,319	11,139	19.6%
Total Lodging net revenue	75,315	82,894	(9.1)%	232,611	243,770	(4.6)%
Lodging operating expense:
Labor and labor-related benefits	29,257	31,149	(6.1)%	96,987	100,845	(3.8)%
General and administrative	13,224	15,333	(13.8)%	42,323	45,820	(7.6)%
Other	20,917	19,883	5.2%	71,148	67,268	5.8%
	63,398	66,365	(4.5)%	210,458	213,933	(1.6)%
Reimbursed payroll costs	5,112	4,235	20.7%	13,319	11,139	19.6%
Total Lodging operating expense	68,510	70,600	(3.0)%	223,777	225,072	(0.6)%
Lodging Reported EBITDA	$6,805	$12,294	(44.6)%	$8,834	$18,698	(52.8)%

Owned hotel statistics:
ADR	$312.54	$347.01	(9.9)%	$315.90	$322.94	(2.2)%
RevPAR	$137.95	$165.54	(16.7)%	$154.49	$164.03	(5.8)%
Managed condominium statistics:
ADR	$502.67	$517.07	(2.8)%	$428.06	$442.94	(3.4)%
RevPAR	$174.87	$206.66	(15.4)%	$124.87	$139.09	(10.2)%
Owned hotel and managed condominium statistics (combined):
ADR	$449.66	$472.36	(4.8)%	$386.08	$399.57	(3.4)%
RevPAR	$166.25	$197.16	(15.7)%	$132.66	$145.47	(8.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2026	2025
Total Vail Resorts, Inc. stockholders’ equity	$551,727	$877,167
Long-term debt, net	$2,949,629	$2,118,911
Long-term debt due within one year	73,512	591,474
Total debt	3,023,141	2,710,385
Less: cash and cash equivalents	371,374	467,034
Net debt	$2,651,767	$2,243,351

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2026 and 2025.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2026	2025	2026	2025
Net income attributable to Vail Resorts, Inc.	$314,435	$389,740	$337,690	$460,861
Net income attributable to noncontrolling interests	25,788	21,576	31,922	25,419
Net income	340,223	411,316	369,612	486,280
Provision for income taxes	105,631	130,073	117,303	157,645
Income before provision for income taxes	445,854	541,389	486,915	643,925
Depreciation and amortization	77,219	76,067	224,686	221,963
Loss (gain) on disposal of fixed assets and other, net	118	(2,323)	6,053	(1,087)
Change in fair value of contingent consideration	13,500	1,900	14,439	4,079
Investment income and other, net	(2,620)	(3,154)	(9,168)	(8,668)
Foreign currency loss (gain) on intercompany loans	34	(1,702)	(84)	(53)
Interest expense, net	51,318	41,905	152,081	127,372
Total Reported EBITDA	$585,423	$654,082	$874,922	$987,531

Mountain Reported EBITDA	$579,611	$635,437	$859,194	$948,991
Lodging Reported EBITDA	6,805	12,294	8,834	18,698
Resort Reported EBITDA*	586,416	647,731	868,028	967,689
Real Estate Reported EBITDA	(993)	6,351	6,894	19,842
Total Reported EBITDA	$585,423	$654,082	$874,922	$987,531

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2026.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2026
Net income attributable to Vail Resorts, Inc.	$156,833
Net income attributable to noncontrolling interests	24,475
Net income	181,308
Provision for income taxes	64,079
Income before provision for income taxes	245,387
Depreciation and amortization	299,160
Gain on disposal of fixed assets and other, net	207
Change in fair value of contingent consideration	19,739
Investment income and other, net	(10,626)
Foreign currency gain on intercompany loans	(51)
Interest expense, net	196,337
Total Reported EBITDA	$750,153

Mountain Reported EBITDA	$731,544
Lodging Reported EBITDA	12,931
Resort Reported EBITDA*	744,475
Real Estate Reported EBITDA	5,678
Total Reported EBITDA	$750,153

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2026.

(In thousands) (Unaudited)
As of April 30, 2026
Long-term debt, net	$2,949,629
Long-term debt due within one year	73,512
Total debt	3,023,141
Less: cash and cash equivalents	371,374
Net debt	$2,651,767
Net debt to Total Reported EBITDA	3.5x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2026 and 2025.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2026	2025	2026	2025
Real Estate Reported EBITDA	$(993)	$6,351	$6,894	$19,842
Non-cash Real Estate stock-based compensation	58	65	179	196
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(400)	66	(10,910)	1,184
Net Real Estate Cash Flow	$(1,335)	$(393)	$(3,837)	$14,347

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2026 guidance.

(In thousands) (Unaudited)
Fiscal 2026 Guidance (2)
Resort net revenue (1)	$2,853,000
Resort Reported EBITDA (1)	$745,000
Resort EBITDA Margin (1)	26.1%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance